Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NovaMed, Inc. on Form S-8 of our report dated February 15, 2005 relating to the financial statements and financial statement schedules, of NovaMed, Inc., which appear in the annual report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 21, 2005